Exhibit 99.1

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CONTACT:
Medis Technologies Ltd.
Robert K. Lifton
Chairman & CEO
(212) 935-8484

      MYTREO.NET TO OFFER THE MEDIS TECHNOLOGIES 24/7 FUEL CELL POWER PACK

New York, NY - May 8, 2007 - Medis Technologies Ltd. (NASDAQ:MDTL) ("Medis") announced today that MyTreo.net will offer Medis' 24/7 Fuel Cell Power Pack for sale on its website.

"We are very pleased that MyTreo.net will begin offering the Medis 24/7 Fuel Cell Power Pack to its members," said Robert K. Lifton, Chairman & CEO of Medis Technologies. "We are looking forward to the exposure it will receive on the MyTreo.net site."

"We are very excited to be one of the first companies to offer the Medis 24/7 Fuel Cell Power Pack," said Tadd Rosenfeld, President of MyTreo.net. "With over 350,000 members, 500,000 unique visitors per month and 50 million hits per month, MyTreo.net provides a wide variety of products and services for Treo products and is the largest online community of Treo owners. We placed our initial order because we believe that the Medis 24/7 Fuel Cell Power Pack will be a great hit with our customers who view mobility and 'always on' capabilities as a necessity. We believe its unique power capabilities will satisfy the growing need for powering Treo devices while on the go."

To find out more about MyTreo.net and to see its Medis 24/7 fuel Cell Power Pack product review, go to: http://www.mytreo.net. To preorder a Medis 24/7 Fuel Cell
Power       Pack       from       MyTreo.net,        go       directly       to:
http://mytreo.net/store/product.php?xProd=1235.

Treo, myTreo and Mytreo.net marks and domain name are used under license from Palm, Inc.

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.


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